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                                                                      Exhibit 8

                        [SIDLEY AUSTIN LLP LETTERHEAD]

March 20, 2007

Genworth Life and Annuity Insurance Company
6610 West Broad Street
Richmond, Virginia 23230

   Re: Time Select Plus Fixed Annuity Contracts Prospectus

Ladies and Gentlemen:

   We have acted as special counsel to Genworth Life and Annuity Insurance Company ("GLAIC") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (File No. 333-69786), including a prospectus (the "Prospectus") to be filed on March 21, 2007 relating to $300,000,000 aggregate offering price of Single Purchase Payment Modified Guaranteed Annuity Contracts. This opinion letter is delivered to you in connection with the filing of that Prospectus by GLAIC.

   In furnishing this opinion, we have reviewed and participated in the preparation of the Prospectus. We have also reviewed a sample contract of the type to be issued pursuant to the Prospectus. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity with the original documents of any copies submitted to us for our examination. We have also assumed that the contracts described in the Prospectus will be issued in the manner described therein and will conform to the terms of the sample contract.

   Based on the review described herein, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Prospectus under the heading "Federal Income Tax Matters," to the extent that it describes matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.

   The opinion set forth herein is based solely upon the applicable provisions of the Internal Revenue Code of 1986, as amended and currently in force (the "Code"), applicable Treasury Department regulations currently promulgated thereunder, pertinent judicial authorities, administrative interpretations of the Internal Revenue Service (including published revenue rulings and revenue procedures) and other authorities as we have considered relevant. All such authorities are subject to change and, in some circumstances, with retroactive effect. Any such change could affect the opinion set forth above.

   We express no opinion concerning federal income tax matters relating to the above-described transaction except as expressly set forth above. In addition, we express no opinion concerning the application of any state, local, or foreign tax laws.

   This opinion letter is rendered as of the date hereof based on the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

   We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus forming a part thereof and to the incorporation by reference of this opinion.

Very truly yours,

/s/ Sidley Austin LLP